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                                                                    Exhibit 99.1


[LOGO OF THE HARTFORD APPEARS HERE]                            News Release

                                             Hartford Plaza . Hartford, CT 06115
Date:          October 21, 1999
For Release:   Upon Receipt
Contact:       Joyce Willis               Marnie Goodman
               Office: 860/547-4951       Office: 860/547-3898
               Home: 860/286-0202         Home: 860/345-2350

                THE HARTFORD ANNOUNCES SECOND SHARE REPURCHASE
                     Board Increases Quarterly Dividend 4%

HARTFORD, Conn. -- The Hartford Financial Services Group Inc. (NYSE: HIG) announced that, at its regularly scheduled meeting today, the company's Board of Directors authorized the repurchase of up to $1 billion of the company's common stock and increased the company's quarterly dividend four percent.

     The new repurchase authorization, which covers a three-year period, will be initiated when a prior $1 billion repurchase authorization granted in December 1997 is complete. The purchases may be made in the open market or through privately negotiated transactions.

     As of Sept. 30, 1999, The Hartford has repurchased 16,488,131 shares at an average price of $51.36 per share, and had approximately 224 million shares outstanding.

     "We continue to utilize share repurchase as a primary means of returning capital to shareholders and building superior value over the long term," said David Zwiener, The Hartford's executive vice president and chief financial officer.

     Also at today's meeting The Hartford's board of directors increased the company's quarterly dividend four percent to 24 cents ($0.24) per share payable Jan. 3, 2000, to shareholders of record as of Dec. 1, 1999.

     The company previously paid a cash dividend at an annual rate of 92 cents ($0.92) per share. Today's increase raises the annual rate to 96 cents ($0.96) per share.

                                   -- more --
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The Hartford's Share Repurchase/2


     The Hartford (NYSE: HIG) is one of the nation's largest international insurance and financial services operations, with 1998 revenues of $15 billion. As of June 30, 1999, The Hartford had assets of $157.3 billion and shareholders' equity of $6 billion. The company is a leading provider of automobile and homeowners coverages; commercial property and casualty insurance; reinsurance; and a variety of life insurance, investment products, employee benefits, group retirement plans and institutional liability funding products.

            The Hartford's Internet address is www.thehartford.com.
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Certain statements made in this release should be considered forward looking information as defined in the Private Securities Litigation Reform Act of 1995. The Hartford cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors are directed to consider the risks and uncertainties in our business that may affect future performance and that are discussed in readily available documents, including the company's annual report and other documents filed by The Hartford with the Securities and Exchange Commission.